                                                             Exhibit 4(b)(xvii)
          OPTIONAL GUARANTEED MINIMUM WITHDRAWAL BENEFIT ENDORSEMENT
                           ENDORSEMENT DATA SCHEDULE

 CONTRACT NO:                           [GBX 1235]

 COVERED PERSON(S):                     [John Doe Jane Doe]

 BENEFIT EFFECTIVE DATE:                [May 1, 2011]

 ELIGIBLE PURCHASE PAYMENTS:            [1. [100%] of Purchase Payments
                                        received in the [1/st/] Contract
                                        Year; and

                                        2. Purchase Payments received in each
                                        of Contract Years [2-5], capped each
                                        year at an amount equal to [200%] of
                                        the Purchase Payments received in
                                        Contract Year [1]

                                        Purchase Payments received in
                                        Contract Years [6] and later will not
                                        be considered Eligible Purchase
                                        Payments.]

                                        [Your Accumulation Value on the
                                        Benefit Effective Date is considered
                                        the Eligible Purchase Payment for
                                        purposes of determining your initial
                                        Benefit Base, initial Income Credit
                                        and Minimum Income Base. Additional
                                        Purchase Payments made to the
                                        Contract after the Benefit Effective
                                        Date will not be considered Eligible
                                        Purchase Payments.]

 PURCHASE PAYMENT LIMIT:                [The sum of Eligible Purchase
                                        Payments cannot exceed [$1,500,000]
                                        without prior Company approval]

                                        [The Accumulation Value on the
                                        Benefit Effective Date cannot exceed
                                        [$1,500,000] without prior Company
                                        approval]

ENDORSEMENT FEE:
The Endorsement Fee is assessed against the Benefit Base and deducted from the Accumulation Value at the end of each Benefit Quarter. The Initial Annual Fee Rate, set forth in the table below, is guaranteed not to change for the first Benefit Year. After the first Benefit Year, on each Benefit Quarter Anniversary, we will (1) deduct the fee in effect for the previous Benefit Quarter; and (2) determine the fee rate applicable to the next Benefit Quarter. The fee rate can increase or decrease each Benefit Quarter, subject to the minimums and maximums in the table below. We will deduct the fee from the Fixed Account and Variable Account options in proportion to the Accumulation Value.

--------------------------------------------------------------------------------------------
 Number of Covered  Initial Annual     Maximum         Minimum      Maximum Annualized Fee
    Persons on         Fee Rate    Annual Fee Rate Annual Fee Rate Rate Increase or Decrease
    Endorsement                                                      Each Benefit Quarter*
  Effective Date
--------------------------------------------------------------------------------------------
One Covered Person     [1.10%]         [2.20%]         [0.60%]            +/-[0.25%]
--------------------------------------------------------------------------------------------
Two Covered Persons    [1.35%]         [2.70%]         [0.60%]            +/-[0.25%]
--------------------------------------------------------------------------------------------

*The fee rate can increase or decrease no more than [0.0625%] each Benefit Quarter [(0.25%/4)].

 INITIAL BENEFIT BASE:                  [$50,000]

 INITIAL INCOME CREDIT BASE:            [$50,000]

 INCOME CREDIT PERCENTAGE:              [6%]

 INCOME CREDIT PERIOD:                  Beginning on the Benefit Effective
                                        Date and ending [12] years later

MAXIMUM ANNUAL WITHDRAWAL AND PROTECTED INCOME PAYMENT PERCENTAGES:

   -------------------------------------------------------------------------
   Age at First Withdrawal after      Maximum Annual       Protected Income
   the Benefit Effective Date      Withdrawal Percentage  Payment Percentage
                                  ------------------------------------------
                                  One Covered Two Covered One or Two Covered
                                    Person     Persons*       Person(s)
-                                 ------------------------------------------
   [Age 45 but less than Age 65]    [6.0%]      [5.5%]          [3.0%]
   -------------------------------------------------------------------------
   [Age 65 and older]               [6.0%]      [5.5%]          [4.0%]
   -------------------------------------------------------------------------

*Based on the age of the younger Covered Person.

 MINIMUM BENEFIT BASE:                  [200%] of [Eligible Purchase Payments
                                        received in the first Benefit Year]
                                        [the Accumulation Value on the
                                        Benefit Effective Date] effective on
                                        the [12/th/] Benefit Anniversary,
                                        provided no Withdrawals are taken
                                        prior to that anniversary while this
                                        Endorsement is in effect

Notwithstanding any provision in the Contract or Certificate ("Contract") to the contrary, this Endorsement becomes a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail, except to the extent required to attain or maintain the Contract's status as a qualifying annuity contract under sections 72, 401, 403, 408 and/or 457 of the United States Internal Revenue Code ("Code"), as now or hereafter amended, as such section or sections are applicable to the arrangement under which the Contract is issued or maintained.

Subject to the terms and conditions set forth herein, this optional Endorsement provides a Guaranteed Minimum Withdrawal Benefit over the lifetime of the Covered Person(s). You may take Withdrawals under the Guaranteed Minimum Withdrawal Benefit as prescribed by this Endorsement while this Endorsement is in effect.

                                  DEFINITIONS

The terms defined below and the various components of the Guaranteed Minimum Withdrawal Benefit calculation are explained in greater detail throughout this Endorsement. Terms not defined in this Endorsement have the same meaning given to them in the Contract.

AGE
Age means the attained age as of the Covered Person's last birthday. If there are two Covered Persons as shown above on the Endorsement Data Schedule, Age means the attained age of the younger Covered Person or the lone surviving Covered Person as of his or her last birthday.

ANNIVERSARY VALUE
The Anniversary Value equals the Accumulation Value minus any Ineligible Purchase Payments, as measured on each Benefit Anniversary.

BENEFIT ANNIVERSARY
A Benefit Anniversary is the first business day of each Benefit Year.

BENEFIT BASE
The Benefit Base is a component of the calculation of the Guaranteed Minimum Withdrawal Benefit, which is used to determine the Endorsement Fee, the Maximum Annual Withdrawal Amount and the Protected Income Payment.

BENEFIT EFFECTIVE DATE
The Benefit Effective Date is the date when this Endorsement becomes effective as shown above on the Endorsement Data Schedule. If this Endorsement is elected at Contract issue, the Benefit Effective Date is Your Contract Date of Issue. If this Endorsement is elected after Your Contract has been issued, the Benefit Effective Date is the next business day after receipt by Us in good order at our Home Office of Your written documentation electing the Guaranteed Minimum Withdrawal Benefit.

BENEFIT QUARTER
A Benefit Quarter is each consecutive [3 month] period starting on the Benefit Effective Date.

BENEFIT QUARTER ANNIVERSARY
A Benefit Quarter Anniversary is the first business day following each consecutive [3 month] period starting on the Benefit Effective Date.

BENEFIT YEAR
A Benefit Year is each consecutive one year period starting on the Benefit Effective Date and each Benefit Anniversary, and ending on the day before the next Benefit Anniversary.

CONTRACT YEAR
A Contract Year is each consecutive one year period starting on the Contract Date of Issue.

COVERED PERSON(S)
A Covered Person is the person or person(s) named on the Endorsement Data Schedule above whose life or lives are used to determine the amount and duration of Withdrawals under this Endorsement. The Covered Person(s) are selected at the time this Endorsement is elected and cannot be changed after the Benefit Effective Date.

ELIGIBLE PURCHASE PAYMENTS
If this Endorsement is added on Your Contract Date of Issue, Eligible Purchase Payments include Purchase Payments or portions thereof made on or after the Benefit Effective Date as shown on the Endorsement Data Schedule that are included in the calculation of the Benefit Base, the Income Credit Base and Minimum Income Base, if applicable. If this Endorsement is added after Your Contract Date of Issue, for purposes of determining the initial Benefit Base, initial Income Credit Base and Minimum Income Base, the Accumulation Value on the Benefit Effective Date is considered the Eligible Purchase Payment. The calculation of Eligible Purchase Payments does not include Premium Enhancements, if any.

EXCESS WITHDRAWAL
An Excess Withdrawal is any Withdrawal or the portion thereof that: (a) causes the total of all Withdrawals for that Benefit Year to exceed the Maximum Annual Withdrawal Amount; or (b) is taken after the Maximum Annual Withdrawal Amount has been withdrawn, except if taken to meet a Required Minimum Distribution associated with only the Contract to which this Endorsement is attached.

HIGHEST ANNIVERSARY VALUE
The Highest Anniversary Value is the Anniversary Value that is the greater of
(1) all Anniversary Values or (2) Eligible Purchase Payments, while this Endorsement is effective and the Accumulation Value is greater than zero.

INCOME CREDIT
The Income Credit is an amount that may be added to the Benefit Base during the Income Credit Period. The Income Credit is equal to the Income Credit Percentage multiplied by the Income Credit Base.

INCOME CREDIT BASE
The Income Credit Base is a component of the calculation of the Guaranteed Minimum Withdrawal Benefit, which is used to determine the dollar amount of any Income Credit during the Income Credit Period.

INCOME CREDIT PERCENTAGE
The Income Credit Percentage, shown on the Endorsement Data Schedule above, is the percentage used to calculate any available Income Credit on each Benefit Anniversary during the Income Credit Period. If any Withdrawals were taken in the previous Benefit Year, then the Income Credit is [not available] [reduced] for that Benefit Year [by a percentage calculated as the sum of all Withdrawals taken during the preceding Benefit Year divided by the Benefit Base before determining the Benefit Base for the next Benefit Year].

INCOME CREDIT PERIOD
The Income Credit Period is the period of time over which We calculate an Income Credit that may be added to the Benefit Base, as shown on the Endorsement Data Schedule above. Extension of the Income Credit Period is not permitted.

INELIGIBLE PURCHASE PAYMENTS
Ineligible Purchase Payments are Purchase Payments or portions thereof that are not included in the calculations of the Benefit Base, the Income Credit Base and the Minimum Income Base.

MAXIMUM ANNUAL WITHDRAWAL AMOUNT
The Maximum Annual Withdrawal Amount is the maximum amount that may be withdrawn each Benefit Year under this Endorsement while the Accumulation Value is greater than zero without reducing the Benefit Base and the Income Credit Base, if applicable.

MAXIMUM ANNUAL WITHDRAWAL PERCENTAGE
The Maximum Annual Withdrawal Percentage is the percentage, as referenced on the Endorsement Data Schedule above, used to determine the Maximum Annual Withdrawal Amount available for Withdrawal each Benefit Year under this Endorsement while the Accumulation Value is greater than zero and the Covered Person(s) is living.

MINIMUM BENEFIT BASE
The Minimum Benefit Base is the guaranteed minimum amount to which the Benefit Base and the Income Credit Base, if applicable, could be increased on the [12/th/] Benefit Anniversary, provided no Withdrawals are taken prior to that anniversary while this Endorsement is in effect.

PROTECTED INCOME PAYMENT
The Protected Income Payment is the amount to be paid each year over the remaining lifetime of the Covered Person(s) after the Accumulation Value is reduced to zero but the Benefit Base is still greater than zero.

PROTECTED INCOME PAYMENT PERCENTAGE
The Protected Income Payment Percentage is the percentage, as referenced on the Endorsement Data Schedule above, used to determine the Protected Income Payment.

PURCHASE PAYMENT LIMIT
The Purchase Payment Limit is set forth on the Endorsement Data Schedule above and represents the maximum total of Eligible Purchase Payments that are included in the calculation of the Benefit Base and Income Credit Base without prior Company approval.

WITHDRAWAL
A Withdrawal is the amount of any full or partial surrender of Accumulation Value and any fees or charges attributable to such surrendered amount.

YOU, YOUR
You and Your refer to the Covered Person(s) under this Endorsement.

               GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROVISIONS

The Guaranteed Minimum Withdrawal Benefit described in this Endorsement provides for guaranteed Withdrawals over the lifetime of the Covered Person(s), subject to the following provisions:

Calculation of the Factors of the Guaranteed Minimum Withdrawal Benefit
Subject to any applicable withdrawal restrictions under the Code or employer plan, the Guaranteed Minimum Withdrawal Benefit is available for Withdrawal at any time while the Endorsement is in effect and prior to any termination of the Guaranteed Minimum Withdrawal Benefit. The Maximum Annual Withdrawal Amount and Protected Income Payment guaranteed under this Endorsement may change over time as a result of increases or decreases in the Benefit Base as described below. You are responsible for the taxes due on any Withdrawal, including any applicable additional 10% federal penalty tax for certain Withdrawals made prior to attainment of age 59 1/2.

To determine the Guaranteed Minimum Withdrawal Benefit, We use the following factors: Benefit Base, Income Credit Base, Income Credit, Income Credit Percentage, Income Credit Period, Minimum Income Base, Maximum Annual Withdrawal Amount and Protected Income Payment. These factors are not used in the calculation of the Accumulation Value or any other benefits under the Contract.

Calculation of the Benefit Base

      Calculation of the Benefit Base if the Endorsement is Elected on the Contract Date of Issue
      If this Endorsement is elected on the Contract Date of Issue, the initial Benefit Base is equal to the initial Eligible Purchase Payment, which must equal at least [$50,000] and is subject to the Purchase Payment Limit.

      Calculation of the Benefit Base if the Endorsement is Elected After the Contract Date of Issue
      If this Endorsement is elected after the Contract Date of Issue, the initial Benefit Base is the Accumulation Value on the Benefit Effective Date, which is considered the initial Eligible Purchase Payment and is subject to the Purchase Payment Limit. The Accumulation Value on the Benefit Effective Date must equal at least [$50,000]. Additional Purchase Payments made to the Contract after the Benefit Effective Date will not be considered Eligible Purchase Payments.

Thereafter, on each Benefit Anniversary, the Benefit Base is automatically increased to the greater of (a) or (b) where:

       a) is the Highest Anniversary Value; and
       b) is the current Benefit Base, plus the Income Credit, if any.

The Benefit Base will continue to be calculated on each Benefit Anniversary while this Endorsement is in effect and both the Accumulation Value and Benefit Base are greater than zero.

Calculation of the Income Credit Base

      Calculation of the Income Credit Base if the Endorsement is Elected on the Contract Date of Issue
      The Income Credit Base is used to calculate the amount of the Income Credit during the Income Credit Period. If this Endorsement is elected on the Contract Date of Issue, the initial Income Credit Base is equal to the initial Eligible Purchase Payment, which must equal at least [$50,000] and is subject to the Purchase Payment Limit.

      Calculation of the Income Credit Base if the Endorsement is Elected After the Contract Date of Issue
      If this Endorsement is elected after the Contract Date of Issue, the initial Income Credit Base is the Accumulation Value on the Benefit Effective Date, which is considered the initial Eligible Purchase Payment. The Accumulation Value must equal at least [$50,000] and is subject to the Purchase Payment Limit.

Thereafter, the Income Credit Base is increased and decreased as follows:

Increases in the Income Credit Base
The Income Credit Base increases each time Eligible Purchase Payments are made. The Income Credit Base also increases to the Highest Anniversary Value when the Income Base is increased to the Highest Anniversary Value.

Decreases in the Income Credit Base
The Income Credit Base decreases each time an Excess Withdrawal is taken, in the same proportion by which the Accumulation Value is reduced by the amount in excess of the Maximum Annual Withdrawal Amount.

Calculation of the Income Credit
On each Benefit Anniversary during the Income Credit Period, [if Withdrawals were not taken during the previous Benefit Year,] the Income Credit is determined by multiplying the Income Credit Percentage by the Income Credit Base. If any Withdrawals were taken in the previous Benefit Year, then the Income Credit is [not available] [reduced] for that Benefit Year [by a percentage calculated as the sum of all Withdrawals taken during the preceding Benefit Year divided by the Benefit Base before determining the Benefit Base for the next Benefit Year].

Calculation of the Minimum Benefit Base
The Minimum Benefit Base is shown on the Endorsement Data Schedule above. The Benefit Base will be increased to at least the Minimum Benefit Base on the [12th] Benefit Anniversary, provided no Withdrawals are taken prior to that anniversary while this Endorsement is in effect. If You are eligible for the Minimum Benefit Base, the Benefit Base on the [12th] Benefit Anniversary is the greater of a) or b), where:

       a) is the current Benefit Base; and
       b) is the Minimum Benefit Base.

Calculation of the Maximum Annual Withdrawal Amount
The Maximum Annual Withdrawal Amount is calculated by multiplying the Benefit Base by the Maximum Annual Withdrawal Percentage as shown on the Endorsement Data Schedule, which is determined by Your Age at the time You first take a Withdrawal from Your Contract after the Benefit Effective Date.

Withdrawals during a Benefit Year that in total are less than or equal to the Maximum Annual Withdrawal Amount will not reduce the Maximum Annual Withdrawal Amount, the Benefit Base and the Income Credit Base, if applicable. If you take a Withdrawal in a Benefit Year, the Income Credit is reduced [to zero] for that Benefit Year. If You choose to take less than the Maximum Annual Withdrawal Amount in any Benefit Year, You may not carry over the unused amount for withdrawal in subsequent Benefit Years. Your Maximum Annual Withdrawal Amount in any year will not be recalculated solely as a result of taking less than the entire Maximum Annual Withdrawal Amount in the prior year.

Withdrawals taken under this Endorsement are treated like any other Withdrawal under the Contract for purposes of calculating Accumulation Value, charges, including any Surrender Charges, Surrender Charge-free amounts, fees, applicable taxes and any other benefits under the Contract. In any Benefit Year, Withdrawals up to the Maximum Annual Withdrawal Amount are free of Surrender Charges.

Calculation of the Protected Income Payment
If the Accumulation Value is reduced to zero due to unfavorable investment performance and/or fees, Withdrawals up to the Maximum Annual Withdrawal Amount, if you live longer than expected, or any combination of these factors, but the Benefit Base is still greater than zero, the Protected Income Payment is calculated by multiplying the Benefit Base by the applicable Protected Income Payment Percentage, as shown on the Endorsement Data Schedule, which is determined by Your Age at the time You first take a Withdrawal from Your Contract after the Benefit Effective Date. You will receive the Protected Income Payment each year for the remaining lifetime of the Covered Person(s).

Increases and decreases in the Benefit Base and the impact to Your Maximum Annual Withdrawal Amount

Increases in the Benefit Base
The Benefit Base is increased anytime an Eligible Purchase Payment is allocated to Your Contract. The Benefit Base is also increased by any available Income Credit on any Benefit Anniversary during the Income Credit Period, or as a result of a Highest Anniversary Value being achieved resulting in the Benefit Base being stepped up on a Benefit Anniversary. In addition, the Benefit Base can also be increased to the Minimum Income Base on the [12th] Benefit Anniversary, provided no Withdrawals are taken before the [12th] Benefit Anniversary. In any Benefit Year during which Eligible Purchase Payments are allocated to Your Contract, any remaining Withdrawals of the Maximum Annual Withdrawal Amount will be based on the increased Maximum Annual Withdrawal Amount reduced by Withdrawals previously taken in that Benefit Year. If the Benefit Base is increased on a Benefit Anniversary, the Maximum Annual Withdrawal Amount will be recalculated on that Benefit Anniversary, applicable to the coming Benefit Year, by multiplying the increased Benefit Base by the applicable Maximum Annual Withdrawal Percentage. The Endorsement Fee will be assessed on the increased Benefit Base.

Decreases in the Benefit Base
Any Excess Withdrawal in a Benefit Year reduces the Benefit Base in the same proportion by which the Accumulation Value is reduced by the Excess Withdrawal. As a result of a reduction of the Benefit Base, the Maximum Annual Withdrawal Amount will also be reduced. The new Maximum Annual Withdrawal Amount will be equal to the reduced Benefit Base multiplied by the applicable Maximum Annual Withdrawal Percentage. The last recalculated Maximum Annual Withdrawal Amount in a given Benefit Year is available for Withdrawal at the beginning of the next Benefit Year and may be lower than the previous Benefit Year's Maximum Annual Withdrawal Amount. When the Accumulation Value is less than the Benefit Base, Excess Withdrawals will reduce the Benefit Base by an amount which is greater than the amount of the Excess Withdrawal. In addition, no Income Credit will be added to the Benefit Base in that Benefit Year.

Required Minimum Distributions
This provision applies only to the Contract to which this Endorsement is attached. If you are taking Required Minimum Distributions and the Required Minimum Distribution amount required to comply with the minimum distribution requirements of Code section 401(a)(9) and related provisions of the Code and regulations ("RMD"), as determined solely with reference to this Contract and its benefit, is greater than the Maximum Annual Withdrawal Amount in any given Benefit Year, no portion of the Required Minimum Distribution will be treated as an Excess Withdrawal provided that all of the following conditions are met:

    1. No Withdrawals in addition to the RMD are taken in that same year;
    2. Any RMD withdrawal is based only on the value of the Contract (including endorsements) to which this Endorsement is attached and its benefits;
    3. If the Benefit Effective Date is on or before the Required Beginning Date (RBD) of your RMD, You take the first yearly RMD withdrawal in the calendar year you attain age 70 1/2, or retire, if applicable; and
    4. You do not make any RMD withdrawal that would result in You being paid in any Benefit Year more than one calendar year's RMD amount.

Any portion of a Withdrawal in a Benefit Year that is more than the greater of both the Maximum Annual Withdrawal Amount and the Required Minimum Distribution amount will be considered an Excess Withdrawal for the purpose of the recalculation of the Income Credit Base, Benefit Base and Maximum Annual Withdrawal Amount. [Furthermore, the Income Credit will be reduced to zero if total Withdrawals taken in any Benefit Year, including Required Minimum Distributions, are in excess of the Maximum Annual Withdrawal Amount. ]

If Your Accumulation Value is Reduced to Zero
If Your Accumulation Value is reduced to zero because of an Excess Withdrawal, no further benefits will be payable under this Endorsement or the Contract, and Your Contract along with the Endorsement will terminate. However, if Your Accumulation Value is reduced to zero due to unfavorable investment performance and/or fees, Withdrawals up to the Maximum Annual Withdrawal Amount, if you live longer than expected, or any combination of these factors, and the Benefit Base is greater than zero, We will pay the remaining Maximum Annual Withdrawal Amount for that Benefit Year in the same frequency withdrawals had been taken, i.e. monthly or quarterly. Thereafter, we will pay the Protected Income Payment over the remaining lifetime of the Covered Person(s) which will be calculated by multiplying the Benefit Base by the Protected Income Payment Percentage, as shown on the Endorsement Data Schedule.

Because the Accumulation Value has been reduced to zero, the Endorsement Fee will no longer be deducted, the Benefit Base will no longer be increased to the Highest Anniversary Value and Income Credits will not be applied, if applicable. In addition, all other benefits under the Contract will be terminated and You may no longer make subsequent Purchase Payments or transfers, and no Death Benefit is payable.

When the Accumulation Value equals zero and the Benefit Base is greater than zero, to receive any remaining Guaranteed Minimum Withdrawal Benefit, you must select one of the following options:

       1. The Protected Income Payment, divided equally and paid on a monthly, quarterly, semi-annual or annual frequency as selected by You until the date of Your death(s); or
       2. Any payment option mutually agreeable between You and Us.

Once You elect a payment option, it cannot be changed. If You do not select a payment option above, the remaining benefit will be paid as an amount based on the Protected Income Payment Percentage. This amount will be divided equally and paid on a [quarterly] basis until the date of death of the Covered Person(s).

Latest Annuity Date
If the Accumulation Value and the Benefit Base are greater than zero on Your Contract's latest Annuity Date, if any, You must select one of the following options:

       1. Annuitize the Accumulation Value under the Annuity Provisions of the Contract; or
       2. Elect to receive the Protected Income Payment, as of the latest Annuity Date, divided equally and paid on a monthly, quarterly, semi-annual or annual frequency as selected by You until the date of death of the Covered Person(s); or
       3. Any payment option mutually agreeable between You and Us.

If You do not select an option listed above, on the latest Annuity Date, We may annuitize the Accumulation Value in accordance with one of the single or joint life and period certain options under the Annuity Provisions of the Contract or payments that do not exceed Your life expectancy as required by the IRS.

Investment Requirements
We require that you allocate your Purchase Payment(s) and Premium Enhancements, if applicable, and Accumulation Value in accordance with established requirements stated in the Prospectus. We require enrollment in a [quarterly] automatic asset rebalancing program that complies with the investment requirements. In addition to [quarterly] asset rebalancing, We will initiate rebalancing in accordance with your most current and compliant automatic asset rebalancing instructions on file after any Withdrawal or transfer You initiate.

Termination of Withdrawals Over Two Lives
If there are two Covered Persons on the Benefit Effective Date, Withdrawals guaranteed for the life of one of the Covered Persons will terminate if:

       1. One of the two Covered Persons is removed from the Endorsement due to any reason other than death; or
       2. The Covered Persons are no longer married at the time of death of the first Covered Person.

Termination of Withdrawals guaranteed for the life of one Covered Person does not impact any other terms and conditions of this Endorsement, including the applicable Endorsement Fee, which is based on the number of Covered Persons on the Benefit Effective Date.

Cancellation of the Guaranteed Minimum Withdrawal Benefit
Other than the automatic cancellation detailed below, You cannot cancel this Endorsement in the first [5] Benefit Years unless You surrender Your Contract. You may cancel this Endorsement as detailed below. The Guaranteed Minimum Withdrawal Benefit available under this Endorsement or any other Guaranteed Minimum Withdrawal Benefit endorsement the Company may currently offer may not be re-elected or reinstated after a cancellation.

Cancellation Effective Date
If Your cancellation request is received:

    1. In the first [5] Benefit Years, the cancellation is effective on the [5/th/] Benefit Anniversary;
    2. In any Benefit Year after the [5/th/] Benefit Anniversary, the cancellation is effective on the Benefit Quarter Anniversary following Our receipt of the cancellation request.

This Endorsement and the Endorsement Fee will cancel automatically upon the occurrence of one of the following:

    1. Death of the Covered Person, or if there were two Covered Persons, upon the death of the surviving Covered Person; or
    2. A Death Benefit is paid resulting in the Contract being terminated; or
    3. The Contract is fully or partially annuitized; or
    4. An Excess Withdrawal that reduces the Accumulation Value and Benefit Base to zero; or
    5. Any change occurs that removes all Covered Persons from the Contract; or
    6. The Contract is cancelled or surrendered for any reason; or
    7. You elect to take a loan from the Contract.

If You cancel or surrender the Contract or Endorsement while Your Accumulation Value is greater than zero, We will assess a pro-rata charge for the Endorsement Fee applicable to the Benefit Quarter in which the cancellation or surrender occurs if the Contract or Endorsement was cancelled or surrendered before the end of a Benefit Quarter. The pro-rated charge is calculated by multiplying the fee by the number of days between the date when the prior fee was last assessed and the date of cancellation or surrender, divided by the number of days between the prior and the next Benefit Quarter Anniversaries. Thereafter, You will no longer be charged a fee.

Death of Covered Person(s)
If there is one Covered Person and that person dies, this Endorsement and the Endorsement Fee will be terminated.

If there are two Covered Persons, upon the first death, if the surviving Covered Person elects to continue the Contract, this Endorsement is also continued. Upon the election of continuation, the Benefit Effective Date and applicable Endorsement Fee based on two Covered Persons will not change.

Signed for the Company to be effective on the Benefit Effective Date.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

                     /s/Katherine Stoner  /s/Bruce Abrams
                     SECRETARY            PRESIDENT